EXHIBIT 99.1

News
For Immediate Release

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Stamford, CT 06901

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Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFER

STAMFORD, CT, November 16, 2016 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, announced today the preliminary results of its "modified Dutch auction" tender offer, which expired at 5:00 p.m., New York time, on Tuesday, November 15, 2016.  Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, 5,309,577 shares of common stock, including 277,804 shares of common stock that were tendered through notice of guaranteed delivery, were properly tendered and not withdrawn at a price at or below $50.75 per share.  Based on these preliminary results, Silgan expects to accept for payment 5,309,577 shares of its common stock at a price of $50.75 per share, for a total purchase price of approximately $269.5 million.  Accordingly, no proration is required for the tender offer.  At the price per share of $50.75, the 5,309,577 shares of its common stock to be purchased by Silgan in the tender offer includes approximately 383,469 additional shares that Silgan has elected to purchase pursuant to its right to purchase up to an additional two percent of its outstanding shares of common stock in the tender offer.

The number of shares to be purchased and the aggregate purchase price for the tender offer are preliminary and subject to change.  Final results of the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn.  The actual number of shares to be purchased and the final aggregate purchase price for the tender offer will be announced following the completion by the depositary of the confirmation process.  Payment for the shares accepted for purchase, and return of all other shares tendered and not accepted for purchase, will occur promptly thereafter.

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SILGAN HOLDINGS
November 16, 2016

Citigroup served as the dealer manager for the tender offer.  Computershare Trust Company, N.A. served as the depositary for the tender offer.  Georgeson LLC served as the information agent for the tender offer.  Stockholders and investors who have questions or need information about the tender offer may contact Georgeson LLC at (866) 729-6811.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.8 billion in 2015.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2015 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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